CHANGE-IN-CONTROL AND SEVERANCE PROTECTION AGREEMENT
CORP
THIS AGREEMENT approved on the 16th day of February, 2021, by and between Curtiss-Wright Corporation, or its successor (the "Company") and John Sample (the "Executive") is effective March 1, 2021.
WHEREAS, the Board of Directors of the Company (the "Board") recognizes that the possibility of a Change in Control (as hereinafter defined) exists and that the threat or the occurrence of a Change in Control can result in significant distraction of the Company's key management personnel due to uncertainties inherent in such a situation;
WHEREAS, the Board has determined that it is essential and in the best interest of the Company and its stockholders, for the Company to retain the services of the Executive in the event of a threat or occurrence of a Change in Control and to ensure the Executive's continued dedication and efforts in such event; and
WHEREAS, in order to encourage the Executive to remain in the employ of the Company and/or one of its Affiliates (the entity or entities employing the Executive, the "Employing Affiliate") in the event of a threat or the occurrence of a Change in Control, the Company desires to enter into this Agreement with the Executive to provide the Executive with certain financial protection in the event and only in the event the Executive's employment is terminated as a result of, or directly in connection with, a Change in Control of the Company as described below.
NOW, THEREFORE, in consideration of the respective agreements of the parties contained herein, it is agreed as follows:
1.    Term of Agreement. This Agreement shall supersede any other Change in Control agreements between the Executive and the Company dated prior hereof. All such prior Change in Control agreements or arrangements are null and void as of March 1, 2021 (the "Effective Date"). This agreement shall continue in effect until February 28, 2022 (the "Term"); provided however, that following the occurrence of a Change in Control (as defined by paragraph 17.6) during this Term, the Term shall not expire prior to the expiration of twelve (12) months after such occurrence (the "Protected Period").
2.     Termination of Employment.
(a) If, during the Protected Period, the Executive's employment with the Company or an Employing Affiliate shall be terminated by the Company (A) for Cause or (B) by reason of the Executive's death or (C) by the Executive other than for Good Reason, the Company shall pay to the Executive his Accrued Compensation.

(b) If, during the Protected Period, the Executive’s employment with the Company or an Employing Affiliate shall be terminated by the Company (A) for any reason other than Cause or (B) by the Executive for Good Reason, the Executive shall be entitled to the following:

(1)    all Accrued Compensation and a Pro Rata Target Bonus to the date of termination;
(2)    severance pay and in lieu of any further compensation for periods subsequent to the Termination Date, an amount equal to one times the sum of (A) the Executive's Base Amount and (B) the Executive's Target Bonus Amount;

(3)    for twelve (12) months following the Executive's Termination Date (the "Continuation Period"), the Company shall continue on behalf of the Executive and his eligible dependents and beneficiaries any and all life, disability, medical, dental, and prescription drug insurance coverage and benefits (the "Welfare Benefits") provided to the Executive immediately prior to the Change in Control subject to subsequent changes in the Welfare Benefits provided at any time thereafter to the Company’s employees who are similarly situated to the status of the Executive during the Continuation Period. The Welfare Benefits, premiums and out-of-pocket costs provided in this Section 2(b)(3) during the Continuation Period shall be no less favorable to the Executive and his eligible dependents and beneficiaries than the Welfare Benefits referred to above. This Section 2(b)(3) shall not be interpreted so as to limit any benefits to which the Executive, his dependents or beneficiaries may be entitled under any of the Company's or successor company’s employee benefit plans, programs or practices following the Executive's termination of employment, including without limitation life insurance benefits or continuation or conversion rights under any Welfare Benefits;

        (4)    the Executive shall be granted credit for service for all purposes (including vesting and benefit accruals) and be allowed to participate fully for the twelve (12) month period following the Executive’s Termination Date under the Company's retirement plans in effect upon the date of termination. The Executive shall be deemed, for purposes of such plans, to have compensation equal to the amount of compensation actually paid by the Company to the Executive during the Continuation Period; notwithstanding anything to the contrary, if (A) granting the Executive additional service credit under the Company’s retirement and retirement benefits restoration plans which are intended to be tax-qualified under Section 401(a) of the Internal Revenue Code of 1986, as amended (the “Tax-Qualified Retirement Plans”) (i) is not permitted by applicable law or could otherwise cause such plan, the trust maintained therewith, the plan’s participants or beneficiaries or the Company to suffer any adverse and unintended tax consequences and (ii) the company’s retirement benefits restoration plans cannot, for any reason whatsoever, be utilized to satisfy the Company’s obligation under the Tax-Qualified Retirement Plans to grant credit for service for the twelve (12) month period referred to in this paragraph or (B) the Company’s retirement and retirement benefits restoration plans are not amended as noted in this paragraph or (C) if such amendments are, for any reason whatsoever, null and void or otherwise inapplicable to the Executive, then, the Company shall pay to the Executive in cash in a lump sum an amount equal to the present value of the additional benefit accruals which would otherwise have been provided under such Tax-Qualified Retirement Plans for such twelve (12) month period, determined using the actuarial assumptions used by such plan for calculating lump sum distributions; and, provided, further, that the compensation considered under this paragraph shall be limited to and subject to the terms and conditions of the plans, including (but not limited to) definitions of compensation or earnings.

(5)    with respect to any performance-based Long-Term Incentive grants made to the Executive under the Company's Long-Term Incentive Plan (or any successor plan) relating to performance cycles which are incomplete as of the Termination Date, upon the completion of each such performance cycle, the Executive shall be entitled to an award (payout) relating to such performance cycle based on the actual performance of the Company or an Employing Affiliate, as appropriate, during such performance cycle (with appropriate adjustments to the performance goals made in good faith by the Company to reflect the transaction which constitutes the Change in Control and any material transaction, financing, restructuring, reorganization or other event following the Change in Control to ensure that comparable performance will result in comparable awards) as if the Executive had been a participant under such plan for the entirety of such performance cycle, multiplied by a fraction the numerator of which shall be equal to the number of whole and partial months from the commencement of such performance cycle through the Termination Date and the denominator of which shall be the number of months in such performance cycle, such payment to be made in a lump sum in cash as soon as practicable but no later than thirty (30) days for plans with absolute (internal) performance goals and one hundred fifty (150) days for plans with relative (peer/industry) performance goals following the completion of such performance cycle. Except that, per the grant agreement, individuals who are age 62 and have three (3) years of Plan Service will be paid 100% of the value of the outstanding LTI grants at the time of payout to other participants. Payments after the dates above will incur a flat 10% penalty plus interest compounded daily at prime plus 2.0%.

(c)    The amounts provided for in Sections 2(a) and 2(b)(1) and (2) shall be paid in a single lump sum cash payment as soon as practicable but no later than thirty (30) days after the Executive's Termination Date subject to late payment penalty as described immediately above. The amounts provided for in Section (4) shall be paid in a single lump sum cash payment as soon as practicable and in accordance with any applicable law.

(d)    The severance pay and benefits provided for in this Section 2 shall be in lieu of any other severance pay to which the Executive may be entitled under any severance agreement with the Company or any other plan, agreement or arrangement of the Company or any other Affiliate of the Company. The Executive's entitlement to any compensation or benefits other than as provided herein shall be determined in accordance with the employee benefit plans of the Company and any of its Affiliates and other applicable agreements, programs and practices as in effect from time to time.

(e)    If the Executive's employment is terminated by the Company or an Employing Affiliate without Cause prior to the date of a Change-in-Control but the Executive reasonably demonstrates that such termination (1) was at the request of a third party who has indicated an intention or taken steps reasonably calculated to effect a Change in Control (a

"Third Party") and who effectuates a Change in Control or (2) otherwise arose in connection with, or in anticipation of, a Change in Control which has been threatened or proposed and which actually occurs, such termination shall be deemed to have occurred after a Change in Control.
3.    Vesting of Certain Awards. Provided that a comparable equity swap as offered by a Successor Company or its Affiliate is not accepted by the Executive, and whether or not the Executive's employment with the Company or an Employing Affiliate terminates during the Protected Period, and notwithstanding anything to the contrary in any other plan or agreement, on the date of the occurrence of a Change in Control (the "Acceleration Date") (1) all stock options (if any) and cash based LTI granted to the Executive by the Company and outstanding on the Acceleration Date shall become fully vested and exercisable and (2) all restrictions shall lapse on all shares of restricted stock (including performance shares which shall be paid out at target) granted (if any) to the Executive by the Company and outstanding on the Acceleration Date. In the event that the application of this paragraph is determined by a court of competent jurisdiction to be in violation of any of the Company’s fiduciary or other obligations, the Company shall pay to the Executive, in a lump sum cash payment, an amount equal to the difference between the amount paid to the Executive upon exercising such stock options and the amount which would have been payable to the Executive had the Executive exercised his options on the Acceleration Date, assuming such options were fully vested on such date.
4.    Notice of Termination. Following a Change in Control, any intended termination of the Executive's employment by the Company or an Employing Affiliate shall be communicated by a Notice of Termination from the Company to the Executive, and any intended termination of the Executive's employment by the Executive for Good Reason shall be communicated by a Notice of Termination from the Executive to the Company.
5.    Fees and Expenses. The Company shall pay, as incurred, all legal fees and related expenses (including the costs of experts, evidence and counsel) that the Executive may incur following a Change in Control as a result of or in connection with (a) the Executive's contesting, defending or disputing the basis for the termination of the Executive's employment, (b) the Executive's hearing before the Board of Directors of the Company as contemplated in Section 17.5 of this Agreement or (c) the Executive seeking to obtain or enforce any right or benefit provided by this Agreement or by any other plan or arrangement maintained by the Company or one of its Affiliates under which the Executive is or may be entitled to receive benefits.
6. Unauthorized Disclosure. The Executive agrees and understands that in the Executive's position with the Company or an Employing Affiliate, the Executive has been and will be exposed to and receive information relating to the affairs of the Company considered by the Company to be confidential and in the nature of trade secrets. The Executive agrees that during his employment with the Company or an Employing Affiliate and thereafter, the Executive will keep such information confidential and will not disclose such information, either directly or indirectly, to any third person or entity without the prior written consent of the Company; provided, however, that (i) the Executive shall have no such obligation to the extent such information is or becomes publicly known other than as a result of the Executive's breach of his obligations hereunder and (ii) the Executive may, after giving prior notice to the

Company to the extent practicable under the circumstances, disclose such information to the extent required by applicable laws or governmental regulations or judicial or regulatory process. Further, this agreement is limited to key individuals and is regarded as a personal compensation matter and as such, Executive may not disclose the contents to other employees outside the granting individual, or forfeit rights to these separation agreement amounts.
7.    Non-Disparagement. Each of the Company, its Affiliates and the Executive agrees that it shall not, either during the Term or at any time thereafter, disparage the other parties hereto or any of their respective affiliates, or any of the officers, directors, employees or shareholders of the Company or any of its Affiliates. The obligations of parties under this Section 7 shall not apply to disclosures required by applicable laws, governmental regulations or judicial or regulatory process.
8.    Notice. For the purposes of this Agreement, notices and all other communications provided for in the Agreement (including any Notice of Termination) shall be in writing, shall be signed by the Executive if to the Company or by a duly authorized officer of the Company if to the Executive, and shall be deemed to have been duly given when personally delivered or sent by certified mail, return receipt requested, postage prepaid, addressed to the respective addresses last given by each party to the other, provided that all notices to the Company shall be directed to the attention of the Board with a copy to the Secretary of the Company. All notices and communications shall be deemed to have been received on the date of delivery thereof or on the third business day after the mailing thereof (whichever is earlier), except that notice of change of address shall be effective only upon receipt.
    9.    Non-Exclusivity of Rights. Except as provided in Section 2(d) hereof, nothing in this Agreement shall prevent or limit the Executive's continuing or future participation in any benefit, bonus, incentive or other plan or program provided by the Company or any other Affiliate of the Company and for which the Executive may qualify, nor shall anything herein limit or reduce such rights as the Executive may have under any other agreements with the Company or any other Affiliate of the Company. Amounts which are vested benefits or which the Executive is otherwise entitled to receive under any plan or program of the Company or any other Affiliate of the Company shall be payable in accordance with such plan or program, except as explicitly modified by this Agreement.

10.    (a)    Full Settlement. The Company's obligation to make the payments provided for in this Agreement and otherwise to perform its obligations hereunder shall not be affected by any circumstances, including, without limitation, any set-off, counterclaim, defense, recoupment, or other claim, right or action which the Company may have against the Executive or others.
    (b)    No Mitigation. The Executive shall not be required to mitigate the amount of any payment provided for in this Agreement by seeking other employment or otherwise and no such payment shall be offset or reduced by the amount of any compensation or benefits provided to the Executive in any subsequent employment except as provided in Section 2(b)(3).
    (c)    Springing Release. To obtain the benefits provided for in this Agreement, Executive agrees to execute an agreement in a form satisfactory to the Company at the time such benefits are sought, which will irrevocably and unconditionally release and discharge the Company, its Successors and Assigns, and their officers, directors and employees from any and all debts, obligations, claims, demands, judgments, or causes of action of any kind arising out of or relating to Executive’s employment with the Company or out of or relating to the termination of that employment (including but not limited to the Age Discrimination in Employment Act of 1967) and all federal, state and local law claims and claims made by participants outside the US, whether statutory or common law, including, but not limited to, claims of defamation (including both libel and slander), wrongful discharge, tortious interference with economic advantage, breach of contract, negligence, employment discrimination on any basis, and any other claim relating to Executive’s employment with the Company or the termination of that employment.
11.    Miscellaneous. During the term of this agreement, no provision of this Agreement may be modified, waived or discharged unless such waiver, modification or discharge is agreed to in writing and signed by the Executive and the Company. No waiver by any party hereto at any time of any breach by any other party hereto of, or compliance with, any condition or provision of this Agreement to be performed by such other party shall be deemed a waiver of similar or dissimilar provisions or conditions at the same or at any prior or subsequent time. No agreement or representations, oral or otherwise, express or implied, with respect to the subject matter hereof have been made by any party which is not expressly set forth in this Agreement.
12.    Trust Funding. Within five (5) days following the occurrence of a Change in Control or a Potential Change in Control (as defined in the Trust) the Company shall contribute to the trust established pursuant to the trust agreement dated as of January 30, 1998 between the Company and PNC Bank, National Association (the "Trust"), for the benefit of the Executive, an amount equal to the aggregate amounts payable to the Executive pursuant to Sections 2(b)(1), (2), and (3), determined as if the Executive's Termination Date was the date of the Change in Control or the Potential Change in Control, as the case may be. If the amounts payable are not determinable by the fifth day following the date of the Change in Control or the Potential Change in Control, as the case may be, the Company shall make a reasonable good faith estimate of the amount to be contributed to the Trust. The amounts contributed to the Trust pursuant to this Section shall be held pursuant to the terms of the Trust, but shall in no event revert to the Company or any of its Affiliates until all obligations of the Company to the Executive pursuant to this Agreement have been satisfied.
13.    Successors; Binding Agreement.
(a)    This Agreement shall be binding upon and shall inure to the benefit of the Company and its Successors and Assigns. As a condition of closing a transaction which would effectuate a Change In Control, the Company shall require its Successors and Assigns, by agreement in form and substance reasonably satisfactory to the Executive, to expressly assume and agree to perform this Agreement in the same manner and to the same extent that the Company would be required to perform it if no such succession or assignment had taken place.

(b)    Neither this Agreement nor any right or interest hereunder shall be assignable or transferable by the Executive, his beneficiaries or legal representatives, except by will or by the laws of descent and distribution. This Agreement shall inure to the benefit of and be enforceable by the Executive's legal personal representative.

14.    Governing Law. This Agreement shall be governed by and construed and enforced in accordance with the laws of the State of North Carolina without giving effect to the conflict of laws principles thereof. Any action brought by any party to this Agreement shall be brought and maintained in a court of competent jurisdiction in Mecklenburg County in the State of North Carolina.
15.    Severability. The provisions of this Agreement shall be deemed severable and the invalidity or unenforceability of any provision shall not affect the validity or enforceability of the other provisions hereof.
16.    Entire Agreement. This Agreement constitutes the entire agreement between the parties hereto, and supersedes all prior agreements, if any, understandings and arrangements, oral or written, between the parties hereto, with respect to the subject matter hereof.
17.    Definitions.
17.1. Accrued Compensation. For purposes of this Agreement, "Accrued Compensation" shall mean all amounts of compensation for services rendered to the Company or an Employing Affiliate that have been earned or accrued through the Termination Date but that have not been paid as of the Termination Date including (a) base salary, (b) reimbursement for reasonable and necessary business expenses incurred by the Executive on behalf of the Company or an Employing Affiliate during the period ending on the Termination Date and (c) vacation pay; provided, however, that Accrued Compensation shall not include any amounts deferred pursuant to any salary reduction or deferred compensation elections made by the Executive.
17.2.    Affiliate. For purposes of this Agreement, "Affiliate" means, with respect to any Person, any entity, directly or indirectly, controlled by, controlling or under common control with the Person.
17.3.    Base Amount. For purposes of this Agreement, "Base Amount" shall mean the Executive's annualized base salary at the rate in effect as of the date of a Change in Control or, if greater, at any time thereafter, determined without regard to any statutory salary reduction or deferred compensation elections made by the Executive.
17.4.    Bonus Amount. For purposes of this Agreement, "Bonus Amount" shall mean the greater of (a) the target annual bonus payable to the Executive under the annual Incentive Plan, the Curtiss-Wright Modified Incentive Compensation Plan (MICP), in respect of the fiscal year during which the Change in Control occurs and (b) the annual bonus paid under the Incentive Plan in respect of the fiscal year ending immediately prior to the Termination Date or, if greater, ending immediately prior to the Change in Control; provided, however, if, as of the date of the Change in Control, the Executive has not been employed by the Company or an Employing Affiliate for a full fiscal year, the Bonus Amount shall not be less than the target annual bonus payable to the Executive under the Incentive Plan in respect of the fiscal year during which the Change in Control occurs.
17.5.    Cause. For purposes of this Agreement, a termination of employment is for "Cause" if the Executive
(a)    Has been convicted of a felony; or
(b)     Intentionally engaged in illegal conduct or willful misconduct that is demonstrably and materially injurious to the Company or an Employing Affiliate; or
(c)    Intentionally and continually failed substantially to perform his reasonably assigned duties with the Company or an Employing Affiliate (other than a failure resulting from the Executive's incapacity due to physical or mental illness or from the assignment to the Executive of duties that would constitute Good Reason) which failure continued for a period of at least thirty (30) days after a written notice of demand for substantial performance, signed by a duly authorized officer of the Company, has been delivered to the Executive specifying the manner in which the Executive has failed substantially to perform.
For purposes of this Agreement, no act, nor failure to act, on the Executive's part, shall be considered "intentional" unless the Executive has acted, or failed to act, with a lack of good faith and with a lack of reasonable belief that the Executive's action or failure to act was in the best interest of the Company or an Employing Affiliate. Any act, or failure to act, based upon authority given pursuant to a resolution duly adopted by the Board or upon the instructions of the Company's Chief Executive Officer or a senior officer of the Company or based upon the advice of counsel for the Company shall be conclusively presumed to be done, or omitted to be done, by the Executive in good faith and in the best interests of the Company or an Employing Affiliate. The termination of employment of the Executive shall not be deemed to be for Cause pursuant to subparagraph (b) or (c) above unless and until there shall have been delivered to the Executive a copy of a resolution duly adopted by the affirmative vote of not less than three-fourths of the entire membership of the Board at a meeting of the Board called and held for such purpose (after reasonable notice is provided to the Executive and the Executive is given an opportunity, together with counsel, to be heard before the Board) finding that, in the good faith opinion of the Board, the Executive is guilty of the conduct described in subparagraph (b) or (c) above, and specifying the particulars thereof in detail. Notwithstanding anything contained in this Agreement to the contrary, no failure to perform by the Executive after a Notice of Termination is given to the Company by the Executive shall constitute Cause for purposes of this Agreement.

17.6.    Change in Control. A "Change in Control" shall mean the occurrence during the term of the Agreement of:
(a)    An acquisition (other than directly from the Company) of any common stock (“Common Stock”) of Curtiss-Wright Corporation (the “Company”) or other voting securities of the Company entitled to vote generally for the election of corporate directors (the "Voting Securities") by any "Person" (as the term person is used for purposes of Section 13(d) or 14(d) of the Securities Exchange Act of 1934, as amended (the "Exchange Act")), immediately after which such Person has "Beneficial Ownership" (within the meaning of Rule 13d3 promulgated under the Exchange Act) of twenty percent (20%) or more of (i) the then outstanding shares of Company Common Stock, (ii) the combined voting power of the Company's then outstanding Voting Securities or (iii) the voting power to elect a majority of the Company’s Board of Directors; provided, however, in determining whether a Change in Control has occurred, Voting Securities which are acquired in a Non-Control Acquisition (as hereinafter defined) shall not constitute an acquisition which would cause a Change in Control. A "Non-Control Acquisition" shall mean an acquisition by (i) an employee benefit plan (or a trust forming a part thereof) maintained by (A) the Company or (B) any corporation or other Person of which a majority of its voting power or its voting equity securities or equity interest is owned, directly or indirectly, by the Company (a "Subsidiary") (ii) the Company or its Subsidiaries, or (iii) any Person in connection with a Non-Control Transaction (as hereinafter defined). The sale or divestiture of individual business units or subsidiaries does not constitute a Change in Control for the purposes of this agreement.
(b)    The individuals who, as of the Effective Date of this Agreement, are members of the Board (the "Incumbent Board"), cease for any reason to constitute at least a majority of the members of the Board; provided, however, that if the election, or nomination for election by the Company's shareholders, of any new director was approved by a vote of at least two-thirds of the Incumbent Board, such new director shall, for purposes of this Agreement, be considered as a member of the Incumbent Board; provided further, however, that no individual shall be considered a member of the Incumbent Board if such individual initially assumed office as a result of either an actual or threatened "Election Contest" (as described in Rule 14a11 promulgated under the Exchange Act) or other actual or threatened solicitation of proxies or consents by or on behalf of a Person other than the Board (a "Proxy Contest") including by reason of any agreement intended to avoid or settle any Election Contest or Proxy Contest; or
(c)    The consummation of:

(1)    A merger, consolidation or reorganization to which the Company is a party or in which securities of the Company are issued, unless such merger, consolidation or reorganization is a "Non-Control Transaction." A "Non-Control Transaction" shall mean a merger, consolidation or reorganization with or into the Company or in which securities of the Company are issued where:

            (a)    the shareholders of the Company, immediately before such merger, consolidation or reorganization, own directly or indirectly immediately following such merger, consolidation or reorganization, at least sixty percent (60%) of the combined voting power of the outstanding voting securities of the corporation resulting from such merger or consolidation or reorganization (the "Surviving Corporation") in substantially the same proportion as their ownership of the Voting Securities immediately before such merger, consolidation or reorganization,

            (b)    the individuals who were members of the Incumbent Board immediately prior to the execution of the agreement providing for such merger, consolidation or reorganization constitute at least a majority of the members of the board of directors of the Surviving Corporation, or a corporation beneficially directly or indirectly owning a majority of the combined voting power of the outstanding voting securities of the Surviving Corporation, and

            (c)    no Person other than (i) the Company, (ii) any Subsidiary, (iii) any employee benefit plan (or any trust forming a part thereof) that, immediately prior to such merger, consolidation or reorganization, was maintained by the Company, the Surviving Corporation, or any Subsidiary, or (iv) any Person who, immediately prior to such merger, consolidation or reorganization had Beneficial Ownership of twenty percent (20%) or more of the then outstanding Voting Securities or common stock of the Company, has Beneficial Ownership of twenty percent (20%) or more of the combined voting power of the Surviving Corporation's then outstanding voting securities or its common stock.

(2)    A complete liquidation or dissolution of the Company; or

(3)    The sale or other disposition of all or substantially all of the assets of the Company to any Person (other than a transfer to a Subsidiary or a distribution to the Company's shareholders).

Notwithstanding the foregoing, a Change in Control shall not be deemed to occur solely because any Person (the "Subject Person") acquired Beneficial Ownership of more than the permitted amount of the then outstanding common stock or Voting Securities as a result of the acquisition of Common Stock or Voting Securities by the Company which, by reducing the number of shares of Common Stock or Voting Securities then outstanding, increases the proportional number of shares Beneficially Owned by the Subject Person, provided that if a Change in Control would occur (but for the operation of this sentence) as a result of the acquisition of shares of Common Stock or Voting Securities by the Company, and after such share acquisition by the Company, the Subject Person becomes the Beneficial Owner of any additional shares of Common Stock or Voting Securities which increases the percentage of the then outstanding shares of Common Stock or Voting Securities Beneficially Owned by the Subject Person, then a Change in Control shall occur.
17.7.    Company. For purposes of this Agreement, all references to the Company shall mean Curtiss-Wright Corporation and include its Successors and Assigns.
17.8.    Disability. For purposes of this Agreement, "Disability" shall mean a physical or mental infirmity which (i) impairs the Executive's ability to substantially perform his then current duties with the Company or an Employing Affiliate for six (6) consecutive months and (ii) is expected by qualified medical professionals to be permanent, or last for a period of at least twelve (12) months or result in death.
17.9.    Good Reason.
(a) For purposes of this Agreement, "Good Reason" shall mean the occurrence after a Change in Control of any of the following events or conditions:
(1)    a change in the Executive's status, title, position or responsibilities (including reporting responsibilities) which, in the Executive's reasonable judgment, represents an adverse change from his status, title, position or responsibilities as in effect immediately prior thereto; the assignment to the Executive of any duties or responsibilities which, in the Executive's reasonable judgment, are inconsistent with his status, title or position; or any removal of the Executive from or failure to reappoint or reelect him to any of such offices or positions, except in connection with the termination of his employment for Disability, Cause, as a result of his death or by the Executive other than for Good Reason;

(2)    a reduction in the Executive's annual base salary below the Base Amount;

(3)    the relocation of the offices of the Company or an Employing Affiliate at which the Executive is principally employed to a location more than twenty-five (25) miles from the location of such offices immediately prior to the Change in Control, or the requirement that the Executive be based anywhere other than such offices, except to the extent the Executive was not previously assigned to a principal location and except for required travel on the business of the Company or an Employing Affiliate to an extent substantially consistent with the Executive's business travel obligations at the time of the Change in Control;
(4)    the failure by the Company or an Employing Affiliate to pay to the Executive any portion of the Executive's current compensation or to pay to the Executive any portion of an installment of deferred compensation under any deferred compensation program of the Company or an Employing Affiliate in which the Executive participated, within seven (7) days of the date such compensation is due;

(5)    the failure by the Company or an Employing Affiliate to (A) continue in effect (without reduction in benefit level and/or reward opportunities) any material compensation or employee benefit plan in which the Executive was participating immediately prior to the Change in Control, including, but not limited to, any of the plans listed in Appendix A hereto, unless a substitute or replacement plan has been implemented which provides substantially identical compensation or benefits to the Executive or (B) provide the Executive with compensation and benefits, in the aggregate, at least equal (in terms of benefit levels and/or reward opportunities) to those provided for under each other compensation, employee benefit or fringe benefit plan, program or practice in which the Executive was participating immediately prior to the Change in Control;

(6)    the failure of the Company to obtain from its Successors or Assigns the express assumption and agreement required under Section 12 hereof; or

(7)    any purported termination of the Executive's employment by the Company or an Employing Affiliate which is not effected pursuant to a Notice of Termination satisfying the terms set forth in the definition of Notice of Termination (and, if applicable, the terms set forth in the definition of Cause).

(b)    Any event or condition described in Section 17.9(a)(1) through (7) which occurs prior to a Change in Control but which the Executive reasonably demonstrates (1) was at the request of a Third Party who effectuates a Change in Control or (2) otherwise arose in connection with, or in anticipation of a Change in Control which has been threatened or proposed and which actually occurs, shall constitute Good Reason for purposes of this Agreement notwithstanding that it occurred prior to a Change in Control.

17.10.    Incentive Plan. For purposes of this Agreement, "Incentive Plan" shall mean the Company's Modified Incentive Compensation Plan (MICP), any approved (by the CEO or COO) local or sales incentive plan or any successor annual incentive plan, maintained by the Company or any Affiliate of the Company.

17.11.    Notice of Termination. For purposes of this Agreement, following a Change in Control, "Notice of Termination" shall mean a written notice of termination of the Executive's employment, signed by the Executive if to the Company or by a duly authorized officer of the Company if to the Executive, which indicates the specific termination provision in this Agreement, if any, relied upon and which sets forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of the Executive's employment under the provision so indicated. The failure by the Executive or the Company to set forth in the Notice of Termination any fact or circumstance which contributes to a showing of Good Reason, Disability or Cause shall not serve to waive any right of the Executive or the Company, respectively, hereunder or preclude the Executive or the Company, respectively, from asserting such fact or circumstance in enforcing the Executive's or the Company's rights hereunder.
17.12.    Pro Rata Bonus. For purposes of this Agreement, "Pro Rata Bonus" shall mean an amount equal to the Bonus Amount multiplied by a fraction the numerator of which is the number of days in the fiscal year in which the Executive's Termination Date occurs that have elapsed through the Termination Date and the denominator of which is 365.

17.13.    Successors and Assigns. For purposes of this Agreement, "Successors and Assigns" shall mean, with respect to the Company, a corporation or other entity acquiring all or substantially all the assets and business of the Company, as the case may be whether by operation of law or otherwise.

Termination Date. For purposes of this Agreement, "Termination Date" shall mean (a) in the case of the Executive's death, his date of death, (b) if the Executive's employment is terminated for Disability, thirty (30) days after Notice of Termination is given

(provided that the Executive shall not have returned to the performance of his duties on a full-time basis during such thirty (30) day period) and (c) if the Executive's employment is terminated for any other reason, the date specified in the Notice of Termination (which, in the case of a termination for Cause shall not be less than thirty (30) days, and in the case of a termination for Good Reason shall not be more than sixty (60) days, from the date such Notice of Termination is given); provided, however, that if within thirty (30) days after any Notice of Termination is given the party receiving such Notice of Termination in good faith notifies the other party that a dispute exists concerning the basis for the termination, the Termination Date shall be the date on which the dispute is finally determined, either by mutual written agreement of the parties, or by the final judgment, order or decree of a court of competent jurisdiction (the time for appeal therefrom having expired and no appeal having been taken). Notwithstanding the pendency of any such dispute, the Company or an Employing Affiliate shall continue to pay the Executive his Base Amount and continue the Executive as a participant (at or above the level provided prior to the date of such dispute) in all compensation, incentive, bonus, pension, profit sharing, medical, hospitalization, prescription drug, dental, life insurance and disability benefit plans in which the Executive was participating when the notice giving rise to the dispute was given, until the dispute is finally resolved whether or not the dispute is resolved in favor of the Company, and the Executive shall not be obligated to repay to the Company or an Employing Affiliate any amounts paid or benefits provided pursuant to this sentence.

Binding Agreement.  This Agreement is not binding unless and until the Executive returns a fully executed copy hereof in time for it to have been received by the Corporation, to the attention of Rachel Dawson, Senior Manager of Compensation, Curtiss-Wright Corporation, 400 Interpace Parkway, Building D, Floor 1, Suite D0110, Parsippany, NJ, 07054, on or before March 15, 2021.

IN WITNESS WHEREOF, the Company has caused this Agreement to be executed by its duly authorized officers and the Executive has executed this Agreement as of the day and year first above written.

CURTISS-WRIGHT CORPORATION

By:
David C. Adams
Executive Chairman

ATTEST:

Paul J. Ferdenzi,
Vice President, General Counsel
and Corporate Secretary
By:
John Sample

Date:

APPENDIX A

    Long Term Incentive Plan
Modified Incentive Compensation Plan
Sales Incentive Compensation Plan
Retirement Plan
Retirement Benefits Restoration Plan
Deferred Compensation Plan
Savings and Investment Plan
Medical, dental and prescription coverage
Long Term Disability Plan
Life insurance coverage
Business travel insurance coverage
Salary continuation program

* These plans may change at the discretion of the Company. There is no guarantee that the terms and conditions of these plans will remain the same or similar throughout the Protection Period.